EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc., today announced financial results for the year ended June 30, 2021.

Financial Highlights Fiscal 2020-21

●	Company reported annual revenue of PKR 4,948 million as compared to PKR 4,708 million in corresponding fiscal year

●	Gross profit of PKR 1,800 million was reported in comparison of PKR 1,566 million in the preceding year

●	Company reported a net profit of PKR 192 million compared to PKR 245 million last year

Revenues for the year ended June 30, 2021 increased to PKR 4,948 million compared with PKR 4,708 million last year. The company reported gross profit of PKR 1,800 million compared to PKR 1,566 million in the comparative fiscal year. Company posted a net profit of PKR 192 million or an earning of PKR 2.13 per diluted share in comparison of a net profit of PKR 245 million or a profit of PKR 2.73 per diluted share in fiscal 2020. The drop in net earnings is mainly due to foreign currency exchange loss of PKR 120 million due to appreciation of Pak Rupee compared to an exchange gain of PKR 83 million last year. Previous year figures also include a dividend income amounting to PKR 218 million from our subsidiary company. There was no such dividend income this year.